Exhibit 99.1


       SureWest Communications Reports Fourth Quarter and Full
  Year 2004 Results; Company Reports Record Revenues of $212 Million


    ROSEVILLE, Calif.--(BUSINESS WIRE)--March 15, 2005--Leading independent telecommunications holding company SureWest Communications (Nasdaq:SURW) announced operating results today for the quarter and year ended December 31, 2004, and outlined 2005 targets for continued growth and improved operating efficiency.

    2004 Highlights

    --  Revenues up 8.5% to $211.8 million

    -- Broadband segment revenues up 36%, Wireless segments revenues up 15% for combined revenues of $70.7 million

    --  Telecom segment net income of $28.3 million versus $26.6 million in 2003

    -- Net loss of $1.1 million includes the impact of $3.8 million in early retirement costs

    2005 Positioning

    -- Favorable shareable earnings settlement brings greater flexibility and control

    --  Robust IP network maximizes return on network facilities

    -- Focus on initiatives to cut costs and increase operating efficiencies, including a reduction in labor related expenses of $6 million

    "We delivered another year of solid revenue growth fueled by demand for our highly advanced InfinitAccess bundled services and well-positioned digital PCS wireless service," said Brian Strom, President and Chief Executive Officer. "We are positioning SureWest for a dominant position in the Greater Sacramento marketplace as an independent telco that provides broadband, digital television, telephone, wireless, long distance, and directory services for both residential and business customers." Strom continued saying, "We head into 2005 with a serious commitment to both our growth initiatives and our cost-cutting programs. As we begin to realize benefits from first steps like the Early Retirement Program announced late last year, we should see a positive impact on bottom-line performance. SureWest remains steadfast in its commitment to building shareholder value through long term growth, diversification and being responsive to our customers' needs."

    Fourth Quarter 2004 Results

    Revenues for the fourth quarter of 2004 were up 12.7% to $54.8 million, compared to $48.6 million in the fourth quarter of 2003. Broadband and Wireless revenues rose $2.4 million and $1.1 million, respectively, from the fourth quarter of 2003, as SureWest continued to emphasize the key growth areas of its business. Revenues also reflect a regulatory change in accounting estimate, which increased revenues by $2.9 million in the fourth quarter of 2004 as a result of a shareable earnings settlement agreement approved by the California Public Utilities Commission.
    As a result of the agreement approved in November 2004, the company's intrastate revenue sharing obligations were suspended through 2010. The agreement resolved all obligations for the years 2000 through 2004. Sharing will continue to be suspended after 2010 unless reinstated or permanently eliminated by the Commission. Prospectively, this agreement provides greater flexibility over operations through the ability to reinvest earnings in future technologies, while still providing balance through the creation of level annual customer surcredits.
    Operating expenses in the fourth quarter of 2004 totaled $57.5 million, compared to $52.0 million in the fourth quarter last year. The overall increase of $5.5 million includes costs incurred in connection with the company's Early Retirement Offer ("REWARD Program"), and those associated with Sarbanes-Oxley Act compliance.
    The REWARD Program, announced in November 2004, resulted in a charge in the fourth quarter of $3.8 million. In total, 72 individuals, or about 7% of the workforce, accepted the offer and retired in February 2005. The company will record an additional charge of $0.8 million in the first quarter of 2005 to reflect the balance of costs related to the Program. The company does not intend to replace the majority of the positions left vacant by the retirees. Professional fees associated with Sarbanes-Oxley Act compliance and audit-related fees amounted to $2.6 million in the fourth quarter of 2004.
    The quarterly loss from operations was $2.7 million, compared to a loss of $3.4 million in the year-earlier period. Operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP results in the accompanying tables) were $9.8 million in the fourth quarter of 2004, compared to $11.3 million in the fourth quarter of 2003.
    Net loss in the quarter totaled $1.5 million, or a loss of $0.10 per share. Net results benefited from an insurance settlement of $1.8 million, recorded as "Other, Net." In the fourth quarter of 2003, the company recorded a charge in a similar amount, which contributed to the reported loss of $4.2 million, or $0.29 per share in the fourth quarter of 2003.

    Full Year Summary

    Full-year 2004 operating revenues totaled $211.8 million, compared to $195.1 million in 2003. Growth of $16.7 million, or 8.6% year over year, primarily reflects a $10.4 million increase in Broadband revenues and a $4.1 million increase in Wireless revenues, along with the increase from the regulatory change in accounting estimate described above. Business expansion was fueled by strong demand for Broadband offerings of digital voice, video and data services, DSL subscriber additions, success with bundled service offerings and a 13% increase in Wireless subscribers at year-end 2004.
    Full-year 2004 consolidated income from operations declined to $1.3 million from $7.7 million a year ago. Impacts to consolidated income from operations included $3.8 million for the REWARDS Program and $6.0 million in annual Sarbanes-Oxley Act compliance and additional audit costs as described above. These costs were offset by a reduction in depreciation expense of $10.8 million in 2004 compared to 2003, related to a change in estimate for certain Wireless and Telecom assets. This change resulted from the robust and scalable nature of the company's IP network, allowing maximization of return on network facilities and a change in the useful lives of the assets as a result of the implementation of new technologies.
    Operating EBITDA was $49.9 million in 2004, compared to $60.2 million in 2003. Net loss for 2004 was $1.1 million, or $0.08 per share, including the impact of $3.8 million in REWARD Program costs, compared with net income in 2003 of $0.6 million, or $0.04 per share.

    2004 Business Segment Summary

    Telecom Segment. For the full year, Telecom segment revenues (including local service, network access, directory advertising and other revenues) were $141.1 million, compared with $138.9 million last year. Segment revenues included the benefits from the change in regulatory accounting estimate described above. The Telecom segment had Operating EBITDA (see attached GAAP reconciliation table; results also reflect lower depreciation due to a change in estimated depreciation) of $75.2 million in 2004, compared to $78.9 million in the prior year, and net income of $28.3 million, compared to $26.6 million in the prior year.
    The Telecom segment continues to experience the effects of service substitution and other fundamental shifts in customer behavior that erode access lines in service (down 3.3% year over year) and reduced traditional switched minutes of use. For this reason, diversification is key to ongoing Telecom operations. In addition, DSL residential penetration in the telephone service area is nearly 25%, long-distance penetration is more than 36% and SureWest now offers digital video service over copper phone lines.

    Broadband Segment. Broadband segment revenues totaled $39.4 million, compared to $29.1 million in 2003. SureWest now has nearly 17,000 subscribers receiving voice, video and data, or some combination of these services over fiber or copper lines, in the Sacramento region. In addition, DSL service subscribership continued to grow as a result of our superior product, and the company's products for commercial customers also benefited from continued demand for high-capacity data-access and transport, with broadband business service revenues up 53% during the year.
    The Broadband segment experienced a net loss of $18.6 million in 2004, as compared to $11.0 million in the prior year, as the company continues to incur the substantial costs necessary to develop that portion of its business. As with all business segments, initiatives are underway to cut costs and increase operating efficiencies in the Broadband segment.
    The Broadband segment has recently begun to deploy ADSL2+ technology, to reach more subscribers and meet the new product demands of its customers. As a result, the Company anticipates rolling out high-definition television and a next generation set top box with digital video recording capability in 2005. It continues to add to and penetrate its expanding base of marketable homes, which totaled nearly 70,000 at year-end 2004.

    Wireless Segment. Wireless segment revenues rose to $31.3 million in 2004, from $27.1 million in 2003, on a 13% increase in subscribers to 52,700 at year-end. Segment net loss totaled $10.8 million in 2004, a 28% improvement over 2003.
    The Wireless segment enjoyed strong demand for its flat-rate unlimited calling plans, which in the fourth quarter produced a record increase in net contract subscriber additions. This high growth in the fourth quarter caused a spike in one-time acquisition costs, the revenues from which should have a strong positive impact in 2005. In addition, contract subscribers increased from 80% to 90% of total wireless subscribers at year-end. In 2005 the wireless segment will look to drive further growth with family, regional and nationwide service plans, the data capabilities of its IXRTT-equipped network and features like ring tones and picture phones.

    Balance Sheet Summary

    Consolidated capital expenditures declined $5.3 million in 2004 to $70.8 million, compared to $76.1 million in 2003. Cash and equivalents at December 31, 2004, were $18.1 million compared to $39.0 million at the end of last year. Long-term debt excluding the current portion at December 31, 2004, totaled $89.1 million compared to $92.9 million a year ago. The company believes it is well positioned to support growth initiatives.
    SureWest paid $14.6 million in dividends in 2004, reflecting quarterly payment of $0.25 per share. With a long history of dividend payments, this marks 205 consecutive quarterly dividend payments.

    Looking Ahead

    SureWest previously announced plans to implement cost-cutting measures for improving operating efficiency and productivity. These ongoing measures include tactical workforce reductions, work group consolidations, and a focus on streamlining operations and services with a goal of reducing costs in 2005 and thereafter. The labor reduction from the REWARD Program mentioned above will reduce labor-related expenses by approximately $6 million in 2005. The shareable earnings agreement reached in the fourth quarter provides greater flexibility over operations through the ability to reinvest earnings in future technologies, and provides an incentive to become more operationally efficient.
    This incentive, the labor-related reduction in expenses, additional cost cutting efforts already underway and the elimination of certain one-time costs incurred in 2004, leave the company well positioned to support stronger EBITDA and net income in 2005.

    Conference Call and Webcast

    SureWest Communications will provide details about its results and business strategy on Tuesday, March 15, 2005 at 11:00 a.m. Eastern Time. A simultaneous live webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call for replay through the first quarter of 2005. Additionally, a telephone replay of the call will be available through Saturday, March 19, 2005, by calling 1-888-286-8010 and entering passcode 55011723.

    About SureWest

    With 90 years in Northern California, SureWest and its family of companies together provide a wide variety of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues recently identified by the company's independent auditors, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.


                       SUREWEST COMMUNICATIONS
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
           (Amounts in thousands, except per share amounts)

                             Quarter Ended     Quarter Ended      %
                           December 31, 2004 December 31, 2003 Change
                           ----------------- ----------------- -------
Operating Revenues:
  Local service                     $19,160           $16,054    19.3%
  Network access service             10,851            11,850    -8.4%
  Directory advertising               4,091             3,752     9.0%
  Long distance service               1,223             1,295    -5.6%
  Wireless service                    8,091             6,962    16.2%
  Internet service                    4,218             4,245    -0.6%
  Residential broadband
   service                            5,013             2,911    72.2%
  Business broadband
   service                            1,530             1,103    38.7%
  Other                                 644               467    37.9%
                           ----------------- ----------------- -------
    Total operating
     revenues                        54,821            48,639    12.7%

Operating expenses:
  Cost of services and
   products (exclusive of
   depreciation and
   amortization)                     22,956            19,348    18.6%
  Customer operations and
   selling                           10,917             9,419    15.9%
  General and
   administrative                    11,106             8,586    29.4%
  Depreciation and
   amortization                      12,535            14,688   -14.7%
                           ----------------------------------- -------
    Total operating
     expenses                        57,514            52,041    10.5%
                           ----------------------------------- -------
Loss from operations                 (2,693)           (3,402)  -20.8%

Other income (expense):
  Interest income                        36               (70) -151.4%
  Interest expense                   (1,211)             (911)   32.9%
  Corporate treasury loss
   recovery (loss)                    1,803            (1,828) -198.6%
  Other, net                           (198)             (422)  -53.1%
                           ----------------- ----------------- -------
    Total other income
     (expense), net                     430            (3,231) -113.3%
                           ----------------- ----------------- -------
Loss before income taxes             (2,263)           (6,633)  -65.9%
Income taxes                           (795)           (2,388)  -66.7%
                           ----------------- ----------------- -------
Net loss                            $(1,468)          $(4,245)  -65.4%
                           ================= ================= =======

Basic and diluted loss per
 share (1)                          $ (0.10)          $ (0.29)  -65.5%
                           ================= ================= =======

Cash dividends per share
 (2)                                $  0.25           $  0.25     0.0%
                           ================= ================= =======

Shares of common stock used
 to calculate loss per
 share:
    Basic                            14,534            14,525     0.1%
                           ================= ================= =======
    Diluted                          14,534            14,525     0.1%
                           ================= ================= =======

(1) Shares used in the computation of basic earnings per share are based on the weighted average number of common shares and restricted common stock units ("RSUs") outstanding, excluding unvested restricted common shares and unvested RSUs. Shares and RSUs used in the computation of diluted earnings per share are based on the weighted average number of common shares and RSUs outstanding, along with other potentially dilutive securities outstanding in each period. Shares used in the computation of diluted loss per share are based on the weighted average number of common shares and RSUs outstanding and exclude potential dilutive common shares, as their effect is antidulitive.

(2) Cash dividends per share are based on the actual dividends per share, as declared by the Company's Board of Directors.



                       SUREWEST COMMUNICATIONS
                 CONSOLIDATED STATEMENTS OF OPERATIONS

          (Amounts in thousands, except per share amounts)

                              Year Ended        Year Ended        %
                           December 31, 2004 December 31, 2003 Change
                           ----------------- ----------------- -------
Operating Revenues:
  Local service                    $ 69,560          $ 63,363     9.8%
  Network access service             46,161            51,286   -10.0%
  Directory advertising              16,283            15,087     7.9%
  Long distance service               5,184             5,098     1.7%
  Wireless service                   31,261            27,146    15.2%
  Internet service                   16,679            15,984     4.3%
  Residential broadband
   service                           17,077             9,370    82.3%
  Business broadband
   service                            5,660             3,697    53.1%
  Other                               3,898             4,090    -4.7%
                           ----------------- ----------------- -------
    Total operating
     revenues                       211,763           195,121     8.5%
                           ----------------- ----------------- -------

Operating expenses:
  Cost of services and
   products (exclusive of
   depreciation and
   amortization)                     80,853            66,890    20.9%
  Customer operations and
   selling                           37,175            34,094     9.0%
  General and
   administrative                    43,820            33,920    29.2%
  Depreciation and
   amortization                      48,596            52,470    -7.4%
                           ----------------- ----------------- -------
    Total operating
     expenses                       210,444           187,374    12.3%
                           ----------------- ----------------- -------
Income from operations                1,319             7,747   -83.0%

Other income (expense):
  Interest income                       201               306   -34.3%
  Interest expense                   (4,505)           (4,247)    6.1%
  Corporate treasury loss
   recovery (loss)                    1,803            (1,828) -198.6%
  Other, net                           (443)             (311)   42.4%
                           ----------------- ----------------- -------
    Total other expense,
     net                             (2,944)           (6,080)  -51.6%
                           ----------------- ----------------- -------
Income (loss) before income
 taxes                               (1,625)            1,667  -197.5%
Income taxes                           (497)            1,022  -148.6%
                           ----------------- ----------------- -------
Net income (loss)                  $ (1,128)         $    645  -274.9%
                           ================= ================= =======

Basic and diluted earnings
 (loss) per share (1)              $  (0.08)         $   0.04  -294.1%
                           ================= ================= =======

Cash dividends per share
 (2)                               $   1.00          $   1.00     0.0%
                           ================= ================= =======

Shares of common stock used
 to calculate earnings
 (loss) per share:
    Basic                            14,531            14,522     0.1%
                           ================= ================= =======
    Diluted                          14,531            14,539    -0.1%
                           ================= ================= =======

(1) Shares used in the computation of basic earnings per share are based on the weighted average number of common shares and restricted common stock units ("RSUs") outstanding, excluding unvested restricted common shares and unvested RSUs. Shares and RSUs used in the computation of diluted earnings per share are based on the weighted average number of common shares and RSUs outstanding, along with other potentially dilutive securities outstanding in each period. Shares used in the computation of diluted loss per share are based on the weighted average number of common shares and RSUs outstanding and exclude potential dilutive common shares, as their effect is antidulitive.

(2) Cash dividends per share are based on the actual dividends per share, as declared by the Company's Board of Directors.



                       SUREWEST COMMUNICATIONS
                      CONSOLIDATED BALANCE SHEETS

                        (Amounts in thousands)

                                             December 31, December 31,
                                                2004         2003
                                             ------------ ------------
ASSETS
  Current assets:
    Cash and cash equivalents                   $ 18,119     $ 39,008
    Short-term investments                             -        2,699
    Accounts receivable (less allowances of
     $3,850 and $2,665 at December 31, 2004
     and 2003, respectively)                      20,155       18,846
    Deferred income tax asset                          -          209
    Inventories                                    5,578        5,537
    Deferred directory costs                       5,599        5,320
    Prepaid expenses                               2,359        2,544
    Prepaid pension benefits                           -          896
                                             ------------ ------------
      Total current assets                        51,810       75,059

  Property, plant and equipment, net             365,613      342,967

  Intangible and other assets:
    Wireless spectrum licenses, net               13,566       13,566
    Goodwill                                       2,171        2,171
    Intangible asset relating to pension
     plans                                           802          125
    Intangible asset relating to favorable
     operating leases, net                           506          649
    Deferred charges and other assets                714          672
                                             ------------ ------------
                                                  17,759       17,183
                                             ------------ ------------
                                                $435,182     $435,209
                                             ============ ============


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Short-term borrowings                       $ 10,000     $      -
    Current portion of long-term debt              3,779        3,779
    Current portion of capital lease
     obligations                                     212          347
    Accounts payable                               2,886        2,206
    Current portion of contractual shareable
     earnings obligations (less unamortized
     discount of $52 as of December 31, 2004)      3,040            -
    Estimated shareable earnings obligations         396       13,389
    Advance billings and deferred revenues         9,883        9,882
    Accrued income taxes                           1,549        1,908
    Accrued pension benefits                       3,216            -
    Accrued compensation                           5,830        4,860
    Other accrued liabilities                     22,038       14,727
                                             ------------ ------------
      Total current liabilities                   62,829       51,098

    Long-term debt                                89,091       92,870
    Long-term capital lease obligations               52          265
    Long-term contractual shareable earnings
     obligations (less unamortized discount
     of $472 as of December 31, 2004)              6,202            -
    Deferred income taxes                         24,134       25,946
    Other liabilities and deferred revenues       11,537        7,502

    Commitments and contingencies

  Shareholders' equity:
    Common stock, without par value; 100,000
     shares authorized, 14,591 and 14,578
     shares issued and outstanding at
     December 31, 2004 and 2003, respectively    161,824      160,911
    Deferred stock-based compensation               (949)      (1,419)
    Accumulated other comprehensive loss          (2,126)        (261)
    Retained earnings                             82,588       98,297
                                             ------------ ------------
      Total shareholders' equity                 241,337      257,528
                                             ------------ ------------
                                                $435,182     $435,209
                                             ============ ============



        OPERATING EBITDA RECONCILIATION TO NET INCOME / (LOSS)
                             (Unaudited)
                        (Amounts in thousands)

                                    Quarter Ended December 31, 2004
                                  Telecom  Broadband Wireless  Consol

Net income/(loss)                  $5,451   ($4,181) ($2,738) ($1,468)

Add back : Income Taxes             6,528    (4,655)  (2,668)    (795)

Less : Other Income/(Expense), Net    989      (197)    (362)     430

Add back : Depreciation &
 Amortization                       6,507     3,127    2,901   12,535

                                  ------------------------------------

Operating EBITDA (1)              $17,497   ($5,512) ($2,143)  $9,842
                                  ====================================

                                    Quarter Ended December 31, 2003
                                  Telecom  Broadband Wireless  Consol

Net income/(loss)                  $3,969   ($3,115) ($5,099) ($4,245)

Add back : Income Taxes             3,667    (2,139)  (3,917)  (2,389)

Less : Other Income/(Expense), Net (1,714)     (701)    (817)  (3,232)

Add back : Depreciation &
 Amortization                       7,996     1,546    5,146   14,688

                                  ------------------------------------

Operating EBITDA (1)              $17,346   ($3,007) ($3,053) $11,286
                                  ====================================

(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.



        OPERATING EBITDA RECONCILIATION TO NET INCOME / (LOSS)
                             (Unaudited)
                        (Amounts in thousands)

                                     Year Ended December 31, 2004
                                 Telecom  Broadband Wireless   Consol

Net income/(loss)                $28,322  ($18,627) ($10,823) ($1,128)

Add back : Income Taxes           22,347   (14,558)   (8,286)    (497)

Less : Other Income/(Expense),
 Net                                 732    (1,845)   (1,831)  (2,944)

Add back : Depreciation &
 Amortization                     25,227    11,397    11,972   48,596

                                 -------------------------------------

Operating EBITDA (1)             $75,164  ($19,943)  ($5,306) $49,915
                                 =====================================

                                     Year Ended December 31, 2003
                                 Telecom  Broadband Wireless   Consol

Net income/(loss)                $26,565  ($10,983) ($14,937)    $645

Add back : Income Taxes           19,327    (7,551)  (10,754)   1,022

Less : Other Income/(Expense),
 Net                              (1,706)   (2,222)   (2,152)  (6,080)

Add back : Depreciation &
 Amortization                     31,257     4,508    16,705   52,470

                                 -------------------------------------

Operating EBITDA (1)             $78,855  ($11,804)  ($6,834) $60,217
                                 =====================================

(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not construed as a substitute of consolidated net income as a measure of performance.



                       SUREWEST COMMUNICATIONS
                      Selected Operating Metrics

                                            As of and for the
                                              quarter ended

                                           December   December    %
                                           31, 2004   31, 2003 Change
                                          ----------------------------
LINE SUMMARY
ILEC access lines                           131,905    136,365   -3.3%
Broadband access lines (1)                   13,224      9,067   45.8%
Total SureWest access lines                 145,129    145,432   -0.2%

TELECOM
ILEC access lines                           131,905    136,365   -3.3%
ILEC voice-grade equivalents (2)            441,100    454,000   -2.8%
Long distance lines                          47,512     42,911   10.7%
Long distance penetration                      36.0%      31.5%  14.5%

BROADBAND
CLEC access lines                             1,879      1,574   19.4%
CLEC voice-grade equivalents (2)            148,600    140,300    5.9%
DSL data subscribers                         22,442     19,882   12.9%
  DSL IPTV subscribers                        1,095          -      nm
FTTP marketable homes                        67,700     42,700   58.5%
FTTP subscribers                             15,689     11,101   41.3%
Total FTTP revenue-generating units (RGUs)
 (3)                                         36,336     25,486   42.6%
  Voice RGUs                                 11,356      7,493   51.6%
  Video RGUs                                 11,901      8,924   33.4%
  Data RGUs                                  13,079      9,069   44.2%
FTTP marketable homes penetration (4)          23.0%      26.0% -11.4%
FTTP churn                                      1.8%       1.5% -20.0%
FTTP ARPU                                   $101.50     $94.99    6.9%

WIRELESS
Total subscribers                            52,657     46,724   12.7%
  Contract subscribers                       46,861     37,459   25.1%
POPs (5)                                  3,477,000  3,422,000    1.6%
POPs covered (5)                          2,710,000  2,670,000    1.5%
Net contract additions                        4,964      2,158  130.0%
Net non-contract additions                   -1,379       -609 -126.4%
Contract churn (6)                              3.1%       3.0%  -3.3%
ARPU                                         $49.56     $46.57    6.4%

(1) The sum of CLEC access lines and FTTP voice RGUs.

(2) Voice-grade equivalents (VGEs) are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line), excluding ethernet service and Broadband FTTP data RGUs. DSL VGEs are counted as two 64 kbps channels.

(3) Revenue-generating units (RGUs) are the sum of all primary digital video, telephony and high-speed data connections, excluding additional units.

(4) FTTP marketable home penetration is calculated on residential marketable homes passed and residential FTTP subscribers. The total FTTP subscribers also includes 127 SME customers in 2004 and 17 SME customers in 2003, which are not included in the penetration rate.

(5) POPs and POPs covered were previously reported as 3.3M and 2.8M, respectively, at December 31, 2003. These have been adjusted for comparison to 2004 figures, which reflect a more precise measurement methodology.

(6) Quarterly turnover in contract customers (total contract customer disconnects divided by sum of monthly average contract subscribers).


    CONTACT: SureWest Communications
             Karlyn Oberg, 916-786-1799
             k.oberg@surewest.com